Exhibit 99.1

PRESS RELEASE

For release:	May 7, 2020

Contact:	Media
Stephen W. Ries
Senior Corporate Counsel
(610) 668-3270 sries@global-indemnity.com

Global Indemnity Limited Reports First Quarter 2020 Results

George Town, Cayman Islands (May 7, 2020) – Global Indemnity Limited (NASDAQ:GBLI) today reported that for the three months ended March 31, 2020, the Company’s Gross Written Premiums increased 9.5% to $155.7 million and Net Written Premiums increased 12.7% to $139.1 million. Adjusted Operating Income for the quarter declined by $1.6 million, or 13.2%, to $10.0 million as compared to the first quarter of 2019, which quarter included a $7.9 million release of excess reserves as compared to a $0.6 million release in the current quarter. The Company’s Combined Ratio for the period was 92.7%. The Company’s $1.6 billion Investment Portfolio declined $56.4 million, or 3.5%, over the quarter as a result of the steep (approx. 20%) decline in U.S. equity markets related to the Covid-19 pandemic. As a result, the Company incurred a $44.6 million net loss for the quarter and a 6.8% pre-dividend decline in book value per share from $50.82 at December 31, 2019, to $47.12 at March 31, 2020. In light of the Covid-19 pandemic, the Company also reported that all of its in force business interruption insurance coverages contain a specific exclusion in respect of virus and bacteria.

Selected Operating and Balance Sheet Information

(Dollars in millions, except per share data)

	For the Three Months Ended March 31,
	2020	2019
Gross Written Premiums	$155.7	$142.2
Net Written Premiums	$139.1	$123.4

Net income (loss)	$(44.6)	$19.6
Net income (loss) per share	$(3.13)	$1.37

Adjusted operating income (1)	$10.0	$11.6
Adjusted operating income per share	$0.70	$0.81

Combined ratio analysis:
Loss ratio	53.7%	47.8%
Expense ratio	39.0%	40.7%

Combined ratio	92.7%	88.5%

(1)	Net Income exclusive of investment portfolio gains and losses.

	As of March 31,	As of December 31,
	2020	2019
Book value per share (2)	$47.12	$50.82
Shareholders’ equity	$674.6	$726.8
Cash and invested assets (3)	$1,550.6	$1,607.0

(2)	Net of cumulative Company dividends to shareholders totaling $2.25 per share and $2.00 per share as of March 31, 2020 and December 31, 2019, respectively.
(3)	Including receivable/(payable) for securities sold/(purchased)

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s four primary segments are:

•	United States Based Commercial Specialty

•	United States Based Specialty Property

•	United States Based Farm, Ranch, & Stable

•	Bermuda Based Reinsurance

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Limited’s Combined Ratio for the Three Months Ended March 31, 2020 and 2019

For the three months ended March 31, 2020, the Company recorded a combined ratio of 92.7% (Loss Ratio 53.7% and Expense Ratio 39.0%) as compared to 88.5% (Loss Ratio 47.8% and Expense Ratio 40.7%) for the three months ended March 31, 2019.

•

The Company’s accident year property loss ratio for the period of 50.8% improved by 1.8 points from the 2019 first quarter primarily as a result of a reductions in claims frequency and severity within the Specialty Property and Farm, Ranch, and Stable segments.

•	The accident year casualty loss ratio for the period of 59.1% as compared to 58.1% in the comparable 2019 period reflects the addition of a new casualty reinsurance treaty.

Global Indemnity Limited’s Gross and Net Written Premiums Results by Segment for the Three Months Ended March 31, 2020 and 2019

	Three Months Ended March 31,
	Gross Written Premiums			Net Written Premiums
	2020	2019	% Change	2020	2019	% Change
Commercial Specialty	$80,831	$64,213	25.9%	$72,483	$55,170	31.4%
Specialty Property	35,243	39,674	(11.2%)	30,007	33,212	(9.7%)
Farm, Ranch, & Stable	22,133	20,765	6.6%	19,105	17,492	9.2%
Reinsurance	17,517	17,549	(0.2%)	17,517	17,542	(0.1%)

Total	$155,724	$142,201	9.5%	$139,112	$123,416	12.7%

Commercial Specialty Operations: Gross written premiums and net written premiums increased 25.9% and 31.4%, respectively, for the three months ended March 31, 2020 as compared to the same period in 2019. This increase is primarily driven by organic growth from existing agents, increased pricing, and several new programs.

Specialty Property Operations: Gross written premiums and net written premiums decreased by 11.2% and 9.7% for the three months ended March 31, 2020 as compared to the same period in 2019. The decreases are primarily due to a continued reduction of catastrophe exposed business.

Farm, Ranch, & Stable Operations: Gross written premiums increased by 6.6% and net written premiums increased by 9.2% for the three months ended March 31, 2020 as compared to the same period in 2019. The increase in gross and net written premiums was primarily due to an increase in pricing.

Reinsurance Operations: Gross written premiums and net written premiums decreased 0.2% and 0.1%, respectively, for the three months ended March 31, 2020, as compared to the same period in 2019, which was primarily due to the non-renewal of property catastrophe treaties offset by the growth of the new casualty treaty entered into during 2019.

###

Note: Tables Follow

GLOBAL INDEMNITY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2020	2019
Gross written premiums	$155,724	$142,201

Net written premiums	$139,112	$123,416

Net earned premiums	$144,468	$122,089
Net investment income	10,129	7,219
Net realized investment gains (losses)	(68,162)	10,390
Other income	165	488

Total revenues	86,600	140,186
Net losses and loss adjustment expenses (1)	77,647	58,321
Acquisition costs and other underwriting expenses	56,412	49,743
Corporate and other operating expenses	4,223	3,205
Interest expense	4,865	5,023

Income (loss) before income taxes	(56,547)	23,894
Income tax expense (benefit)	(11,969)	4,294

Net income (loss)	$(44,578)	$19,600

Weighted average shares outstanding–basic	14,250	14,154

Weighted average shares outstanding–diluted	14,250	14,315

Net income (loss) per share – basic	$(3.13)	$1.38

Net income (loss) per share – diluted (2)	$(3.13)	$1.37

Cash dividends declared per share	$0.25	$0.25

Combined ratio analysis: (3)
Loss ratio	53.7%	47.8%
Expense ratio	39.0%	40.7%

Combined ratio	92.7%	88.5%

(1)	Includes loss reductions related to prior years of $0.6 million and $7.9 million for the three months ended March 31, 2020 and 2019, respectively.
(2)	For the quarter ended March 31, 2020, weighted average shares outstanding – basic was used to calculate diluted earnings per share due to a net loss for the period.
(3)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY LIMITED

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2020	December 31, 2019
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2020 - $1,252,931 and 2019 - $1,231,568; net of allowance of: 2020 - $0)	$1,271,706	$1,253,159
Equity securities, at fair value	174,386	263,104
Other invested assets	47,308	47,279

Total investments	1,493,400	1,563,542

Cash and cash equivalents	59,751	44,271
Premiums receivable, net of allowance for expected credit losses of $2,746 at March 31, 2020	115,331	118,035
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at March 31, 2020	83,074	83,938
Funds held by ceding insurers	47,096	48,580
Federal income taxes receivable	5,510	10,989
Deferred federal income taxes	42,117	31,077
Deferred acquisition costs	69,615	70,677
Intangible assets	21,359	21,491
Goodwill	6,521	6,521
Prepaid reinsurance premiums	15,512	16,716
Other assets	69,218	60,048

Total assets	$2,028,504	$2,075,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$639,468	$630,181
Unearned premiums	308,301	314,861
Ceded balances payable	23,932	20,404
Payables for securities purchased	2,585	850
Contingent commissions	5,841	11,928
Debt	294,784	296,640
Other liabilities	78,957	74,212

Total liabilities	1,353,868	1,349,076

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 10,305,404 and 10,282,277, respectively; A ordinary shares outstanding: 10,185,459 and 10,167,056, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	2	2
Additional paid-in capital (1)	443,641	442,403
Accumulated other comprehensive income, net of taxes	12,560	17,609
Retained earnings (1)	222,549	270,768
A ordinary shares in treasury, at cost: 119,945 and 115,221 shares, respectively	(4,116)	(3,973)

Total shareholders’ equity	674,636	726,809

Total liabilities and shareholders’ equity	$2,028,504	$2,075,885

(1)

Since the Company’s initial public offering in 2003, the Company repurchased 20.2 million shares for a total of $488 million. These share repurchases are reflected by a $488 million reduction of the Company’s additional paid-in capital and retained earnings as of March 31, 2020 and December 31, 2019. Retained earnings are also net of $32 million and $29 million of cumulative historic Company dividends to shareholders as of March 31, 2020 and December 31, 2019, respectively.

GLOBAL INDEMNITY LIMITED

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2020	December 31, 2019
Fixed maturities	$1,271.7	$1,253.2
Cash and cash equivalents	59.8	44.3

Total bonds and cash and cash equivalents	1,331.5	1,297.5
Equities and other invested assets	221.7	310.4

Total cash and invested assets, gross	1,553.2	1,607.9
Payable for securities purchased	(2.6)	(0.9)

Total cash and invested assets, net	$1,550.6	$1,607.0

	Total Investment Return (1)
	For the Three Months Ended March 31, (unaudited)
	2020	2019
Net investment income	$10.1	$7.2

Net realized investment gains (losses)	(68.2)	10.4
Net unrealized investment gains (losses)	(4.1)	26.3

Net realized and unrealized investment gains (losses)	(72.3)	36.7

Total net investment income and gains (losses)	$(62.2)	$43.9

Average total cash and invested assets	$1,578.8	$1,514.3

Total investment return %	(3.9%)	2.9%

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY LIMITED

SUMMARY OF ADJUSTED OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2020	2019
Adjusted operating income, net of tax	$10,049	$11,580
Adjustments:
Net realized investment gains (losses)	(54,627)	8,020

Net income (loss)	$(44,578)	$19,600

Weighted average shares outstanding – basic	14,250	14,154

Weighted average shares outstanding – diluted	14,418	14,315

Adjusted operating income per share – basic	$0.71	$0.82

Adjusted operating income per share – diluted	$0.70	$0.81

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.